Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE ANNOUNCES FOURTH QUARTER EARNINGS
SUNNYVALE, CALIF. January 23, 2025 – Intuitive (the “Company”) (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced financial results for the quarter ended December 31, 2024.
Q4 Highlights
•Worldwide da Vinci procedures grew approximately 18% compared with the fourth quarter of 2023.
•The Company placed 493 da Vinci surgical systems, compared with 415 in the fourth quarter of 2023. The fourth quarter 2024 da Vinci surgical system placements included 174 da Vinci 5 systems.
•The Company grew its da Vinci surgical system installed base to 9,902 systems as of December 31, 2024, an increase of 15% compared with 8,606 as of December 31, 2023.
•Fourth quarter 2024 revenue of $2.41 billion increased 25% compared with $1.93 billion in the fourth quarter of 2023.
•Fourth quarter 2024 GAAP net income attributable to Intuitive was $686 million, or $1.88 per diluted share, compared with $606 million, or $1.69 per diluted share, in the fourth quarter of 2023.
•Fourth quarter 2024 non-GAAP* net income attributable to Intuitive was $805 million, or $2.21 per diluted share, compared with $574 million, or $1.60 per diluted share, in the fourth quarter of 2023.
•Fourth quarter 2024 expenses included a $45 million contribution to the Intuitive Foundation, compared with a $40 million contribution to the Intuitive Foundation in the fourth quarter of 2023.
Q4 Financial Summary
Gross profit, income from operations, net income attributable to Intuitive Surgical, Inc., and net income per diluted share attributable to Intuitive Surgical, Inc. are reported on a GAAP and non-GAAP* basis. The non-GAAP* measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.
Fourth quarter 2024 revenue was $2.41 billion, an increase of 25% compared with $1.93 billion in the fourth quarter of 2023. The higher fourth quarter revenue was driven by growth in da Vinci procedure volume and an increase in the installed base of systems.
Fourth quarter 2024 instruments and accessories revenue increased by 23% to $1.41 billion, compared with $1.14 billion in the fourth quarter of 2023. The increase in instruments and accessories revenue was primarily driven by approximately 18% growth in da Vinci procedure volume, approximately 70% growth in Ion procedure volume, and customer buying patterns.
Fourth quarter 2024 systems revenue was $655 million, compared with $480 million in the fourth quarter of 2023. The higher systems revenue, in part, reflected a lower mix of leased systems relative to previous periods as well as higher da Vinci system average selling prices compared with the fourth quarter of 2023. The Company placed 493 da Vinci surgical systems, of which 174 were da Vinci 5 systems, in the fourth quarter of 2024, compared with 415 systems in the fourth quarter of 2023. The fourth quarter 2024 da Vinci surgical system placements included 222 systems placed under operating lease arrangements, of which 140 systems were placed under usage-based operating lease arrangements, compared with 201 systems placed under operating lease arrangements, of which 109 systems were placed under usage-based operating lease arrangements in the fourth quarter of 2023.
Fourth quarter 2024 GAAP income from operations increased to $735 million, compared with $450 million in the fourth quarter of 2023. Fourth quarter 2024 GAAP income from operations included share-based compensation expense of $180 million, compared with $152 million in the fourth quarter of 2023. Fourth quarter 2024 non-GAAP* income from operations increased to $928 million, compared with $621 million in the fourth quarter of 2023.
Fourth quarter 2024 GAAP net income attributable to Intuitive Surgical, Inc. was $686 million, or $1.88 per diluted share, compared with $606 million, or $1.69 per diluted share, in the fourth quarter of 2023. Fourth quarter 2024 GAAP net income attributable to Intuitive Surgical, Inc. included excess tax benefits of $34 million, or $0.09 per diluted share, compared with $22 million, or $0.06 per diluted share, in the fourth quarter of 2023. Fourth quarter 2023 GAAP net income attributable to Intuitive Surgical, Inc. also included income tax benefits arising from the re-

measurement of our Swiss deferred tax assets of $67 million, or $0.19 per diluted share, and the receipt of certain tax assets by our Swiss entity of $92 million, or $0.26 per diluted share. These benefits were excluded from non-GAAP net income. Additionally, fourth quarter 2024 GAAP net income attributable to Intuitive Surgical, Inc. included a discrete tax benefit of $19 million, or $0.05 per diluted share, arising from the release of unrecognized tax benefits due to statute expiration in various jurisdictions, compared with $23 million, or $0.06 per diluted share, in the fourth quarter of 2023.
Fourth quarter 2024 non-GAAP* net income attributable to Intuitive Surgical, Inc. was $805 million, or $2.21 per diluted share, compared with $574 million, or $1.60 per diluted share, in the fourth quarter of 2023. Fourth quarter non-GAAP* net income included a discrete tax benefit of $8 million, or $0.02 per diluted share, arising from the release of unrecognized tax benefits due to statute expiration in various jurisdictions, compared with $23 million, or $0.06 per diluted share in the fourth quarter of 2023, respectively.
The Company ended the fourth quarter of 2024 with $8.83 billion in cash, cash equivalents, and investments, an increase of $521 million during the quarter, primarily driven by cash generated from operations, partially offset by capital expenditures.
2025 Financial Outlook
The Company expects the following results for the full year of 2025:
•The Company expects worldwide da Vinci procedures to increase approximately 13% to 16% in 2025 as compared to 2024. Worldwide da Vinci procedure growth was 17% in 2024 as compared to 2023.
•The Company expects non-GAAP* gross profit margin to be within a range of 67% and 68% of net revenue in 2025, compared to 69.1% in 2024. This range does not include any potential impact of new tariffs on our business, which could be material.
•The Company expects non-GAAP* operating expense growth to be within a range of 10% to 15% in 2025, compared to 10% in 2024.
The 2025 financial outlook provided above includes forward-looking, non-GAAP financial measures, which management uses in measuring performance. We do not provide a reconciliation of non-GAAP outlook measures to corresponding GAAP measures on a forward-looking basis, because we are unable to predict with reasonable certainty the exact timing and ultimate outcome of certain items, including but not limited to legal proceedings, without unreasonable efforts. These items are uncertain, depend on various factors, and could be material to Intuitive’s results computed in accordance with GAAP. For additional information regarding the nature of these items, refer to the reconciliations of historical GAAP to non-GAAP measures included elsewhere in this release.
Impact of COVID-19 Pandemic
During 2024, the Company did not experience noticeable procedure volume disruptions due to COVID-19. During the first quarter of 2023, in January, the Company saw COVID-19 resurgences impact da Vinci procedure volumes in China, with a recovery during February and March. The Company also believes that a large portion of the patients in the backlog that required treatment during the COVID-19 pandemic were treated in 2023 and prior and, therefore, the impact of patient backlog was immaterial to procedure volumes in 2024.
Additional supplemental financial and procedure information has been posted to the Investor Relations section of the Intuitive website at https://isrg.gcs-web.com/.
Webcast and Conference Call Information
Intuitive will hold a teleconference at 1:30 p.m. PDT today to discuss the fourth quarter 2024 financial results. The call will be webcast live and can be accessed on Intuitive’s website at www.intuitive.com. For those individuals planning to participate on the call, registration can be completed online at https://register.vevent.com/register/BI19317b7619544e91862e6c29f4b0492e to receive dial-in details and an individual pin. The webcast replay of the call will be made available on our website at www.intuitive.com within 24 hours after the end of the live teleconference and will be accessible for at least 30 days.
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, California, is a global leader in minimally invasive care and the pioneer of robotic-assisted surgery. Our technologies include the da Vinci surgical systems and the Ion endoluminal system. By uniting advanced systems, progressive learning, and value-enhancing services, we help physicians and their teams optimize care delivery to support the best outcomes possible. At Intuitive, we envision a future of care that is less invasive and profoundly better, where diseases are identified early and treated quickly, so patients can get back to what matters most.
Product and brand names/logos are trademarks or registered trademarks of Intuitive or their respective owner. See www.intuitive.com/trademarks.
For more information, please visit the Company’s website at www.intuitive.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are necessarily estimates reflecting the judgment of the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements include, but are not limited to the following: statements related to future results of operations, including expected procedure growth in 2025, expected non-GAAP gross profit margins in 2025, and expected non-GAAP operating expense growth in 2025; future financial position; the adoption by customers of the Company’s products; and the goals it shares with its customers, including improving patient outcomes. These forward-looking statements should be considered in light of various important factors, including, but not limited to, the following: the overall macroeconomic environment, which may impact customer spending and the Company’s costs, including tariffs, the levels of inflation, and interest rates; the conflict between Ukraine and Russia; conflicts in the Middle East; disruption to the Company’s supply chain, including difficulties in obtaining a sufficient supply of materials; curtailed or delayed capital spending by hospitals; the impact of global and regional economic and credit market conditions on healthcare spending; delays in obtaining new product approvals, clearances, or certifications from the U.S. Food and Drug Administration (“FDA”), comparable regulatory authorities, or notified bodies; the risk of the Company’s inability to comply with complex FDA and other regulations, which may result in significant enforcement actions; regulatory approvals, clearances, certifications, and restrictions or any dispute that may occur with any regulatory body; healthcare reform legislation in the U.S. and its impact on hospital spending, reimbursement, and fees levied on certain medical device revenues; changes in hospital admissions and actions by payers to limit or manage surgical procedures; the timing and success of product development and customer acceptance of developed products; the results of any collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships, including the joint venture with Shanghai Fosun Pharmaceutical (Group) Co., Ltd.; the Company’s completion of and ability to successfully integrate acquisitions; intellectual property positions and litigation; risks associated with the Company’s operations and any expansion outside of the U.S.; unanticipated manufacturing disruptions or the inability to meet demand for products; the Company’s reliance on sole- and single-sourced suppliers; the results of legal proceedings to which the Company is or may become a party; adverse publicity regarding the Company and the safety of the Company’s products and adequacy of training; the impact of changes to tax legislation, guidance, and interpretations; changes in tariffs, trade barriers, and regulatory requirements (including potential new tariffs imposed by the current U.S. presidential administration on imports from Mexico, where we currently manufacture a significant majority of our instruments); and other risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release and which are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated by the Company’s other filings with the Securities and Exchange Commission. The Company’s actual results may differ materially and adversely from those expressed in any forward-looking statement, and the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

*About Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., and non-GAAP net income per diluted share attributable to Intuitive Surgical, Inc. (“EPS”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding items such as amortization of intangible assets, share-based compensation (“SBC”) and long-term incentive plan expenses, and other special items. Long-term incentive plan expense relates to phantom share awards granted in China by the Company’s Intuitive-Fosun joint venture to its employees that vest over four years and can remain outstanding for seven to ten years. These awards are valued based on certain key performance metrics. Accordingly, they are subject to significant volatility based on the performance of these metrics and are not tied to performance of the Company’s business within the period. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to its historical performance. The Company believes these non-GAAP financial measures are useful to investors, because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the Company’s business.
Non-GAAP gross profit. The Company defines non-GAAP gross profit as gross profit, excluding SBC and long-term incentive plan expenses and amortization of intangible assets.
Non-GAAP income from operations. The Company defines non-GAAP income from operations as income from operations, excluding SBC and long-term incentive plan expenses, amortization of intangible assets, a facilities asset abandonment charge, litigation charges and recoveries, and gains on the sale of a business.
Non-GAAP net income attributable to Intuitive Surgical, Inc. and EPS. The Company defines non-GAAP net income as net income attributable to Intuitive Surgical, Inc., excluding SBC and long-term incentive plan expenses, amortization of intangible assets, a facilities asset abandonment charge, litigation charges and recoveries, gains on the sale of a business, gains and losses on strategic investments, tax adjustments, including the excess tax benefits or deficiencies associated with SBC arrangements, a one-time tax benefit from re-measurement of Swiss deferred tax assets, a one-time tax benefit from receipt of certain tax assets by the Company’s Swiss entity, and the net tax effects related to intra-entity transfers of non-inventory assets, and adjustments attributable to noncontrolling interest in joint venture, net of the related tax effects. The Company excludes the excess tax benefits or deficiencies associated with SBC arrangements as well as the tax effects associated with non-cash amortization of deferred tax assets related to intra-entity non-inventory transfers, because the Company does not believe these items correlate with the ongoing results of its core operations. The tax effects of the non-GAAP items are determined by applying a calculated non-GAAP effective tax rate, which is commonly referred to as the with-and-without method. Without excluding these tax effects, investors would only see the gross effect that these non-GAAP adjustments had on the Company’s operating results. The Company’s calculated non-GAAP effective tax rate is generally higher than its GAAP effective tax rate. The Company defines non-GAAP EPS as non-GAAP net income attributable to Intuitive Surgical, Inc. divided by diluted shares outstanding, which are calculated as GAAP weighted-average outstanding shares plus dilutive potential shares outstanding during the period.
There are a number of limitations related to the use of non-GAAP measures versus measures calculated in accordance with GAAP. Non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., and non-GAAP EPS exclude items such as SBC and long-term incentive plan expenses, amortization of intangible assets, excess tax benefits or deficiencies associated with SBC arrangements, and non-cash amortization of deferred tax assets related to intra-entity transfer of non-inventory assets, which are primarily recurring items. SBC expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business. In addition, the components of the costs that the Company excludes in its calculation of non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS may differ from the components that its peer companies exclude when they report their results of operations. Management addresses these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS and evaluating non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS together with net income attributable to Intuitive Surgical, Inc. and net income per share attributable to Intuitive Surgical, Inc. calculated in accordance with GAAP.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
Revenue:
Instruments and accessories	$1,411.5	$1,264.2	$1,143.7
Systems	654.6	445.0	480.2
Services	347.4	328.9	304.4
Total revenue	2,413.5	2,038.1	1,928.3
Cost of revenue:
Product	663.9	555.4	561.3
Service	107.4	108.8	89.6
Total cost of revenue	771.3	664.2	650.9
Gross profit	1,642.2	1,373.9	1,277.4
Operating expenses:
Selling, general and administrative (1)	612.6	510.6	567.1
Research and development	294.7	286.0	260.1
Total operating expenses	907.3	796.6	827.2
Income from operations (2)	734.9	577.3	450.2
Interest and other income (expense), net	74.9	93.7	65.7
Income before taxes	809.8	671.0	515.9
Income tax expense (benefit) (3)	121.8	100.4	(94.8)
Net income	688.0	570.6	610.7
Less: net income attributable to noncontrolling interest in joint venture	2.3	5.5	4.5
Net income attributable to Intuitive Surgical, Inc.	$685.7	$565.1	$606.2
Net income per share attributable to Intuitive Surgical, Inc.:
Basic	$1.92	$1.59	$1.72
Diluted (4)	$1.88	$1.56	$1.69
Weighted average shares outstanding:
Basic	356.4	355.8	352.1
Diluted	363.9	362.7	358.2

(1) Selling, general and administrative includes the effect of the following item:
Contribution to the Intuitive Foundation	$45.0	$—	$40.0
(2) Income from operations includes the effect of the following items:
Amortization of intangible assets	$(3.1)	$(3.5)	$(5.1)
Expensed IP charged to R&D	$(5.7)	$—	$(2.0)
(3) Income tax expense includes the effect of the following items:
One-time tax benefit from re-measurement of Swiss deferred tax assets	$—	$—	$(67.1)
One-time tax benefit from receipt of certain tax assets by our Swiss entity	$—	$—	$(92.3)
Excess tax benefits related to share-based compensation arrangements	$(34.3)	$(42.2)	$(21.7)
Discrete tax benefit from release of unrecognized tax benefits	$(18.9)	$(7.5)	$(22.8)
(4) Diluted net income per share attributable to Intuitive Surgical, Inc. includes the effect of the following items:
Contribution to the Intuitive Foundation, net of tax	$(0.10)	$—	$(0.09)
Amortization of intangible assets, net of tax	$(0.01)	$(0.01)	$(0.01)
Expensed IP charged to R&D, net of tax	$(0.01)	$—	$—
One-time tax benefit from re-measurement of certain deferred tax assets	$—	$—	$0.19
One-time tax benefit from receipt of certain tax assets by our Swiss entity	$—	$—	$0.26
Excess tax benefits related to share-based compensation arrangements	$0.09	$0.12	$0.06
Discrete tax benefit from release of unrecognized tax benefits	$0.05	$0.02	$0.06

INTUITIVE SURGICAL, INC.
UNAUDITED TWELVE MONTHS ENDED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Twelve Months Ended
	December 31,
	2024	2023
Revenue:
Instruments and accessories	$5,079.0	$4,276.6
Systems	1,966.0	1,679.7
Services	1,307.1	1,167.8
Total revenue	8,352.1	7,124.1
Cost of revenue:
Product	2,313.1	2,041.8
Service	404.8	352.8
Total cost of revenue	2,717.9	2,394.6
Gross profit	5,634.2	4,729.5
Operating expenses:
Selling, general and administrative (1)	2,140.0	1,963.9
Research and development	1,145.3	998.8
Total operating expenses	3,285.3	2,962.7
Income from operations (2)	2,348.9	1,766.8
Interest and other income, net	324.9	192.1
Income before taxes	2,673.8	1,958.9
Income tax expense (3)	336.3	141.6
Net income	2,337.5	1,817.3
Less: net income attributable to noncontrolling interest in joint venture	14.9	19.3
Net income attributable to Intuitive Surgical, Inc.	$2,322.6	$1,798.0
Net income per share attributable to Intuitive Surgical, Inc.:
Basic	$6.54	$5.12
Diluted (4)	$6.42	$5.03
Weighted average shares outstanding:
Basic	355.2	351.2
Diluted	362.0	357.4

(1) Selling, general and administrative includes the effect of the following item:
Contribution to the Intuitive Foundation	$45.0	$40.0
(2) Income from operations includes the effect of the following items:
Amortization of intangible assets	$(16.7)	$(20.2)
Expensed IP charged to R&D	$(5.9)	$(11.0)
(3) Income tax expense includes the effect of the following items:
One-time tax benefit from re-measurement of Swiss deferred tax assets	$—	$(67.1)
One-time tax benefit from receipt of certain tax assets by our Swiss entity	$—	$(92.3)
Excess tax benefits related to share-based compensation arrangements	$(223.3)	$(107.9)
Discrete tax benefit from release of unrecognized tax benefits	$(27.0)	$(22.8)
(4) Diluted net income per share attributable to Intuitive Surgical, Inc. includes the effect of the following items:
Contribution to the Intuitive Foundation, net of tax	$(0.10)	$(0.09)
Amortization of intangible assets, net of tax	$(0.04)	$(0.04)
Expensed IP charged to R&D, net of tax	$(0.01)	$(0.02)
One-time tax benefit from re-measurement of Swiss deferred tax assets	$—	$0.19
One-time tax benefit from receipt of certain tax assets by our Swiss entity	$—	$0.26
Excess tax benefits related to share-based compensation arrangements	$0.62	$0.30
Discrete tax benefit from release of unrecognized tax benefits	$0.07	$0.06

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

	December 31, 2024	December 31, 2023
Cash, cash equivalents, and investments	$8,832.4	$7,343.2
Accounts receivable, net	1,225.4	1,130.2
Inventory	1,487.2	1,220.6
Property, plant, and equipment, net	4,646.6	3,537.6
Goodwill	347.5	348.7
Deferred tax assets	1,045.1	910.5
Other assets	1,159.0	950.7
Total assets	$18,743.2	$15,441.5

Accounts payable and other liabilities	$1,690.7	$1,552.5
Deferred revenue	522.9	491.7
Total liabilities	2,213.6	2,044.2
Stockholders’ equity	16,529.6	13,397.3
Total liabilities and stockholders’ equity	$18,743.2	$15,441.5

INTUITIVE SURGICAL, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP gross profit	$1,642.2	$1,373.9	$1,277.4	$5,634.2	$4,729.5
Share-based compensation expense	33.6	31.3	29.3	123.7	109.6
Long-term incentive plan expense	0.2	0.2	0.3	0.8	1.1
Amortization of intangible assets	2.4	2.4	3.8	12.3	14.4
Non-GAAP gross profit	$1,678.4	$1,407.8	$1,310.8	$5,771.0	$4,854.6

GAAP income from operations	$734.9	$577.3	$450.2	$2,348.9	$1,766.8
Share-based compensation expense	177.0	172.9	150.4	676.8	592.8
Long-term incentive plan expense	1.2	1.2	1.9	5.6	7.8
Amortization of intangible assets	3.1	3.5	5.1	16.7	20.2
Facilities asset abandonment charge	—	—	13.4	—	13.4
Litigation charges (recoveries)	12.6	—	—	19.8	(4.0)
Gain on sale of business	(1.1)	—	—	(1.1)	—
Non-GAAP income from operations	$927.7	$754.9	$621.0	$3,066.7	$2,397.0

INTUITIVE SURGICAL, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP net income attributable to Intuitive Surgical, Inc.	$685.7	$565.1	$606.2	$2,322.6	$1,798.0
Share-based compensation expense	177.0	172.9	150.4	676.8	592.8
Long-term incentive plan expense	1.2	1.2	1.9	5.6	7.8
Amortization of intangible assets	3.1	3.5	5.1	16.7	20.2
Facilities asset abandonment charge	—	—	13.4	—	13.4
Litigation charges (recoveries)	12.6	—	—	19.8	(4.0)
Gain on sale of business	(1.1)	—	—	(1.1)	—
(Gains) losses on strategic investments	12.7	0.9	1.4	9.2	9.3
Tax adjustments (1)	(86.0)	(74.0)	(204.1)	(391.5)	(393.7)
Adjustments attributable to noncontrolling interest in joint venture	(0.5)	(0.5)	(0.7)	(2.2)	(2.3)
Non-GAAP net income attributable to Intuitive Surgical, Inc.	$804.7	$669.1	$573.6	$2,655.9	$2,041.5

GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$1.88	$1.56	$1.69	$6.42	$5.03
Share-based compensation expense	0.49	0.48	0.42	1.87	1.66
Long-term incentive plan expense	—	—	0.01	0.02	0.02
Amortization of intangible assets	0.01	0.01	0.01	0.05	0.06
Facilities asset abandonment charge	—	—	0.04	—	0.04
Litigation charges (recoveries)	0.03	—	—	0.05	(0.01)
Gain on sale of business	—	—	—	—	—
(Gains) losses on strategic investments	0.04	—	—	0.02	0.02
Tax adjustments (1)	(0.24)	(0.21)	(0.57)	(1.08)	(1.10)
Adjustments attributable to noncontrolling interest in joint venture	—	—	—	(0.01)	(0.01)
Non-GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$2.21	$1.84	$1.60	$7.34	$5.71

(1) For the three months ended December 31, 2024, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(34.3) million, or $(0.09) per diluted share; (b) the tax impact related to intra-entity transfers of non-inventory assets of $10.2 million, or $0.03 per diluted share; and (c) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(61.9) million, or $(0.18) per diluted share. For the three months ended December 31, 2023, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(21.7) million, or $(0.06) per diluted share; (b) a one-time tax benefit from receipt of certain tax assets by our Swiss entity of $(92.3) million, or $(0.26) per diluted share; (c) a one-time tax benefit from re-measurement of Swiss deferred tax assets related to intra-entity transfers of non-inventory assets, net of 2023 utilization of the incremental deferred tax asset, of $(67.1) million, or $(0.19) per diluted share; (d) the tax impact related to intra-entity transfers of non-inventory assets of $7.0 million, or $0.02 per diluted share; and (e) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(30.0) million, or $(0.08) per diluted share.

For the twelve months ended December 31, 2024, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(223.3) million, or $(0.62) per diluted share; (b) tax impact related to intra-entity transfers of non-inventory assets of $40.7 million, or $0.11 per diluted share; and (c) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(208.9) million, or $(0.57) per diluted share. For the twelve months ended December 31, 2023, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(107.9) million, or $(0.30) per diluted share; (b) a one-time tax benefit from receipt of certain tax assets by our Swiss entity of $(92.3) million, or $(0.26) per diluted share; (c) a one-time tax benefit from re-measurement of Swiss deferred tax assets related to intra-entity transfers of non-inventory assets, net of 2023 utilization of the incremental deferred tax asset, of $(67.1) million, or $(0.19) per diluted share; (d) tax impact related to intra-entity transfers of non-inventory assets of $28.0 million, or $0.08 per diluted share; and (e) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(154.4) million, or $(0.43) per diluted share.